Sub-Item 77O

DREYFUS MUNICIPAL FUNDS, INC.
Dreyfus AMT-Free Municipal Bond Fund

On December 15, 2017, Dreyfus AMT-Free Municipal Bond Fund (the "Fund"), a series of Dreyfus Municipal Funds, Inc., purchased 3,300 Airport Revenue and Refunding Bonds, Series 2017 due July 1, 2047 issued by The City of Philadelphia, Pennsylvania (CUSIP No. 717817TP5) (the "Bonds") at a purchase price of 116.38% of par, including underwriter compensation of 0.450%. The Bonds were purchased from Merrill Lynch, Pierce, Fenner & Smith Incorporated, a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member. BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction. The following is a list of the syndicate's members:

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC Jefferies LLC

Loop Capital Markets LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated PNC Capital Markets LLC

Raymond James & Associates, Inc. Siebert Cisneros Shank & Co., L.L.C.

Stern Brothers & Co.

TD Securities (USA) LLC

Accompanying this statement are materials provided to the Board of Directors for the Fund, which ratified the purchase as being in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on February 26, 2018. These materials include additional information about the terms of the transaction.

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification		
I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies. *I attest that:* ➢ The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown. ➢ The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown. ➢ My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures. ➢ My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable. ➢ Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.		
[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	1/12/18

4th Quarter 2017